Exhibit (10.3)
TERMS AND CONDITIONS OF 2009
PERFORMANCE SHARE UNIT AWARD
     Performance Share Unit Award made as of the 1st day of April 2009 (the “Award Date”), by The McGraw-Hill Companies, Inc., a New York corporation (“McGraw-Hill”).
     WHEREAS, the Board of Directors of McGraw-Hill (the “Board”) has designated the Compensation Committee of the Board (the “Committee”) to administer the 2002 Stock Incentive Plan, as amended and restated (the “Plan”), with respect to certain executives of the Company;
     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan;
     WHEREAS, the Committee has determined that the Employee should be granted a Performance Share Unit Award under the Plan for the number of Performance Share Units (“Units”) as specified in the Employee’s Performance Share Unit Award Document; and
     WHEREAS, the Employee is accepting the Performance Share Unit Award subject to the terms and conditions set forth below:
     1. Grant of Awards. The grant of this Performance Share Unit Award (“Award”) is subject to the terms and conditions hereinafter set forth with respect to the Units covered by this Award. Payment, if any, under the Award will be made in the number of shares of Stock corresponding to the number of Units earned hereunder, with each Unit corresponding to one share of Stock, together with an amount in cash equal to the value of the Dividend Equivalents on such Shares.
     Upon grant of the Award, no stock or other certificate representing said Units or the shares of Stock represented thereby will be issued to or registered in the name of the Employee. The ultimate receipt of the shares of Stock by the Employee and payment of Dividend Equivalents thereon is contingent upon achievement of the EPS goal established by the Committee hereunder and the additional requirements set forth herein.
     The Employee does not have an absolute right to receive a fixed or determinable amount either at the inception or expiration of the Award Period (as defined below).
     2. Performance Goals. The achievement of this Award shall be measured against a one-year Earnings Per Share (“EPS”) schedule established by the Committee for 2009. This schedule shall govern the determination of the Units earned and payable hereunder subject to and in accordance with the other terms of this Award. If 2009 EPS equals 100% of the target EPS goal, the Employee shall earn 100% of the Units, subject to the additional requirements hereunder. For 2009 EPS between the minimum payout level as established by the Committee and the target goal, the Employee shall earn a pro rata portion of the Units. For EPS growth that equals or exceeds the 150% payout level, as established by the Committee, the Employee shall earn 150% of the Units payable at the 100% payout level. For growth between the target goal and the 150% payout level, as established by the Committee, the Employee shall earn 100% of the Units plus a pro rata portion of the additional Units between the 100% and 150% payout levels.
     For purposes of this Award, EPS means diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report adjusted to exclude the following items:
(1)	Charges for Discontinued Operations;

(2)	Charges for Extraordinary items and any other unusual or non-recurring items of loss or expense, including restructuring charges;

(3)	The impact of changes in Accounting Principles when any such change was not reflected in EPS for the 2008 fiscal year;

(4)	Any one-time charge, or dilution caused by seasonal impact or other factors, resulting from any acquisition or divestiture; and

(5)	The effect of changes in Federal corporate Tax Rates.
     Items (1) through (4) above shall be taken into account as adjustments to EPS for purposes of calculating the amount of this Award earned by the Employee only to the extent that they are separately identified on the Consolidated Statement of Income in the Company’s Annual Report or separately quantified in the Notes to the Consolidated Financial Statements or in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission. Notwithstanding anything contained herein, the Committee, in its sole discretion, reserves the right: (i) with respect to any Employee who is, in the year such Award becomes deductible by the Company, a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (together with the Regulations thereunder, the “Code”), to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain or income (but not any item of loss or expense), whether or not shown separately on the Consolidated Statement of Income, and whether or not separately quantified in the Notes to the Consolidated Financial Statements or in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission, that the Committee considers appropriate to so exclude, (ii) with respect to any Employee, to exclude less than all of an item of loss or expense described in Items (1) through (5) above, and (iii) with respect to any Employee who is not, in the year such Award becomes deductible by the Company, a “covered employee” (or who is a “covered employee” but whose aggregate compensation, including this Award, is less than $1 million), to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain, income, loss or expense, whether or not shown separately on the Consolidated Statement of Income, and whether or not separately quantified in the Notes to the Consolidated Financial Statements or in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission, that the Committee considers appropriate to so exclude.
     It is the intention of the Company that this Award shall satisfy the requirements for “other performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code, except to the extent Section 9 herein becomes applicable, and be deductible by the Company notwithstanding the provisions of Section 162(m)(1) of the Code disallowing deductions for annual compensation in excess of $1 million paid or accrued to or for a “covered employee”. The Company reserves the right, in the event that any portion of this Award otherwise payable hereunder to a “covered employee” is ineligible for treatment as “other performance based compensation” and if, but only if, such ineligibility would result in the loss of tax deductions to the Company, to defer, in whole or in part, the Employee’s receipt of such Award under the terms of the following paragraph, but only with respect to Awards that become payable before a Change of Control, in all cases subject to and in accordance with the requirements of Treasury Regulations Section 1.409A-2(b)(7)(i) or any successor provision thereto.
     Under the circumstances described in the preceding paragraph and in accordance therewith, (a) the Employee shall, but only to the extent necessary to avoid a deduction limitation to the Company, forfeit all rights to this Award and (b) the Company shall credit to an account for the Employee maintained on the books and records of the Company an amount equal to the Fair Market Value on the Payment Date (as defined below) of such shares of Stock and the value of such Dividend Equivalents as would be otherwise payable hereunder. The amount credited for the Employee’s account, together with interest calculated at the same rates used to calculate interest on deferred balances in the Company’s Key Executive Short-Term Deferred Compensation Plan or any successor plan thereto (in each case, as in effect from time to time), shall be paid in a lump sum on the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount shall not be limited or eliminated by application of Section 162(m) of the Code.
     3. Maturity and Payment Dates. The maturity date of this Award shall be December 31, 2011 (the “Maturity Date”). The “Payment Date” referred to herein shall be a date in 2012 that is on or before January 31, 2012.
     4. Distribution Following Maturity Date. If the Employee remains an employee of the Company through the Maturity Date, the Units earned in accordance with the payout schedule established by the Committee, together with any Dividend Equivalents earned thereon (as determined in accordance with Section 6 hereof), shall be paid to the Employee on the Payment Date. The Units payable to the Employee shall be converted into shares of Stock and such shares shall be delivered to the Employee on the Payment Date. Any Dividend Equivalents earned on such shares shall be paid in cash on the Payment Date.
     Before payment is made to the Employee, the Company must withhold all applicable Federal, state and local income taxes. The Company shall hold back a sufficient number of the shares and cash which would otherwise be delivered to the Employee to satisfy the required withholding obligation.
     5. Termination of Employment Prior to Maturity Date. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to (i) Normal Retirement, Early Retirement, or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, (ii) death, or (iii) with the approval of the Committee, in connection with a termination by the Company other than for Cause, the Employee shall be eligible to receive payment of a pro rata portion of this Award.
     Except as provided in Section 9 hereof, in the event the Employee voluntarily resigns his or her employment with the Company or is involuntarily terminated by the Company for Cause prior to the Maturity Date, the Employee shall forfeit the right to any payment under this Award.
(a) Determination of Pro Rata Award Opportunity.
          (i) The pro rata portion of the Award to be received by the Employee if he or she terminates because of Normal Retirement, Early Retirement, or Disability

under the Company’s or one of its subsidiaries’ retirement or disability plans, shall be determined: (a) first, by multiplying the number of Units by a fraction, the numerator of which is the number of years completed (counting the year of termination as a completed year) during the period commencing on January 1, 2009, and ending on the Maturity Date (the “Award Period”) and the denominator of which is three years; (b) second, by determining the achievement of 2009 EPS; and (c) by awarding the number of Units determined in (a) based on the degree to which the achievement calculated in (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.
          (ii) The pro rata portion of the Award to be received by the Employee, with the approval of the Committee, in connection with a termination by the Company other than for Cause, shall be determined: (a) first, by multiplying the number of Units by a fraction, the numerator of which is the number of full months during the performance period in which the Employee participated and the denominator of which is 36 months; (b) second, by determining the achievement of 2009 EPS; and (c) by awarding the number of Units determined in (a) based on the degree to which the achievement calculated in (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.
          (iii) The pro rata portion of the Award to be received by the Employee if he or she terminates because of death, shall be determined: (a) first, by multiplying the number of Units by a fraction, the numerator of which is the number of years completed during the Award Period (counting the year of termination as a completed year) and the denominator of which is three years; (b) second, by determining the achievement of 2009 EPS; and (c) by awarding the number of Units determined in (a) based on the degree to which the achievement calculated in (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.
(b) Distribution of Pro Rata Award.
          (i) Termination Other Than for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, or other than for Cause), the Employee’s pro rata portion of the Award (if any) determined to have been earned out pursuant to Section 5(a) herein shall be delivered to the Employee on the Payment Date.
          (ii) Termination for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to death, the Employee’s pro rata portion of the Award (if any) determined to have been earned out pursuant to Section 5(a) herein shall be delivered to the Employee, not later than March 15, in the year immediately following the year in which death occurred.
     6. Voting and Dividend Rights. Prior to the delivery of any shares of Stock covered by this Award, the Employee shall not have the right to vote or to receive any dividends with respect to such shares. Notwithstanding the foregoing, the Employee shall be eligible to receive Dividend Equivalents with respect to the number of Units earned under the Award, if any, in the amount of the regular cash dividends payable on the equivalent number of shares of Stock (with each Unit corresponding to one share of Stock) for the period beginning January 1, 2010, and ending on the Maturity Date (or, if applicable, the date of payment in accordance with Section 5(b)(ii) hereof), which Dividend Equivalents shall be paid in cash on the Payment Date (or the date of payment in accordance with Section 5(b)(ii) hereof), subject to the additional requirements set forth herein.
     7. Transfer Restrictions. This Award and the Units and Dividend Equivalents are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
     8. Miscellaneous. These Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of New York and any applicable laws of the United States, and (c) may not be amended or modified in any way without the express written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President of Human Resources for McGraw-Hill, which directly refers to these Terms and Conditions and this Award. No other modifications to these Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by this Award. If this Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.

     In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a dividend or its equivalent which is credited to the employee or a regular cash dividend), stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the number of Units granted pursuant to this Award as may be determined to be appropriate by the Committee in its sole discretion.
     Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
     9. Change in Control. In the event of a Change in Control, the following shall apply:
          (a) If the Change in Control occurs prior to December 31, 2009, the EPS goal hereunder shall be deemed to have been achieved, and such achievement shall be at the higher of (i) the target EPS goal and (ii) the EPS goal the Employee would have earned for the Award cycle if the achievement of the relevant goal were measured as of the date such Change in Control is determined to have occurred solely with respect to the time frame in which the Award was outstanding. If the Change in Control occurs on or after December 31, 2009, achievement shall be determined based on the achievement of 2009 EPS, subject to the limits set forth in the goal and payout schedule established for this Award and the provisions of Section 2 hereof.
     (b) (i) If the Change in Control constitutes a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “Section 409A Change in

Control”), then a pro rata portion of the Units earned under this Award as determined in Section 9(b)(ii) below shall be distributed immediately to the Employee in the form of shares of Stock, together with an amount in cash equal to the Dividend Equivalents, if any, on such shares for the period from January 1, 2010, through the Change in Control. If such Change in Control is not a Section 409A Change in Control, then all of the Units earned under this Award shall be converted into cash in accordance with Section 9(c) below and payment shall be made on the Payment Date or, if earlier, the Separation Payment Date, in accordance with the provisions of Section 9(c).
          (ii) Calculation of the pro rata portion of the Units to be distributed to the Employee hereunder in the event of a Section 409A Change in Control shall be determined solely by multiplying the number of Units earned under this Award by a fraction, (x) the numerator of which is the number of calendar quarters of the 12 quarter cycle for the award which have occurred from the date hereof up to and including the calendar quarter in which the Section 409A Change in Control occurred and (y) the denominator of which is 12 quarters.
     (c) (i) The Units earned under this Award other than the Units distributed to the Employee as shares of Stock pursuant to Section 9(b)(i) above in the event of a Section 409A Change in Control shall be converted into cash by the Company as of the date such Change in Control is determined to have occurred. The converted cash amount for each share of Stock shall be the Change in Control Price. For purposes of this paragraph, the “Change in Control Price” means the highest cash price per share of Stock paid in any transaction reported on the Consolidated Transaction Reporting System, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible Change in Control at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee. Such cash amounts shall be retained by the Company for the benefit of the Employee and thereafter shall be distributed by the Company to the Employee on the Payment Date or, if earlier, the Separation Payment Date, in accordance with the other provisions of this Section 9(c).
          (ii) If the payment to the shareholders of the Company in connection with the transaction giving rise to a Change in Control is in the form of securities, either in whole or in part, then for the purpose of determining the Change in Control Price such securities shall be deemed converted immediately by the Company into a cash equivalent amount as of the date of the Change in Control. The determination of such cash equivalent amount for such securities shall be made by an independent investment banking firm selected by the Company. The determination of the cash equivalent amount by this independent investment banking firm shall be final, conclusive and binding on all persons having an interest therein. All fees incurred in retaining this investment banking firm shall be paid for by the Company. These cash amounts so determined as a cash equivalent in the manner provided herein, together with the cash derived from converting the shares of Stock into cash under Section 9(c)(i) above, shall be retained by the Company for the benefit of the Employee and thereafter shall be distributed by the Company to the Employee on the Payment Date.
          (iii) Notwithstanding anything herein to the contrary in Sections 9(c)(i) and 9(c)(ii) above, if in connection with a Change in Control the Company elects to fund other payments due senior executives of the Company pursuant to various management and benefit plans by effecting payments to the “rabbi trust” for which the Bank of New York acts as trustee or through some other comparable vehicle in order to protect these payments for the benefit of the senior executives, the Company in such instance shall immediately fund the cash payment referred to herein on the same basis, for example, using a rabbi trust or other comparable vehicle, that are provided for other payments due senior executives of the Company.
          (iv) If the Employee is terminated involuntarily (except for Cause) prior to the Maturity Date, Employee shall receive a cash payment computed as provided in Section 9(c) (i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred. The Employee shall receive the payment on (A) the Separation Payment Date, if the Change in Control is a Section 409A Change in Control and the Separation Date is not more than two years after the Change in Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control. For purposes of this Section 9(c), the “Separation Date” means the date of the Employee’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the “Separation Payment Date” means the Separation Date or, if the Employee is a “specified employee” as of the Separation Date within the meaning of Section 409A(a)(2)(B)(i) of the Code, the date that is six months after the Separation Date (or, if earlier, the date of the Employee’s death).
          (v) If the employment of the Employee is terminated voluntarily prior to the Maturity Date and the Employee receives severance in accordance with any of the provisions of the severance plan in which the Employee participates at the time of a Change in Control, the Employee shall receive a cash payment computed as provided in Section 9(c) (i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred. The Employee shall receive the payment on (A) the Separation Payment Date, if the Change in Control is a Section 409A Change in Control and the Separation Date is not more than two years after the Change in Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control.
          (vi) If the employment of the Employee is terminated due to Retirement or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans prior to the Maturity Date, the Employee shall receive a cash payment computed as provided in Section 9(c)(i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date the Change in Control is determined to have occurred. The Employee shall receive such payment on (A) the Separation Payment Date, if the Change in Control is a Section 409A Change in Control and the Separation Date is not more than two years after the Change in Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control.
          (vii) If the employment of the Employee is terminated due to death prior to the Maturity Date, upon such termination, the Employee shall receive a cash payment computed as provided in Section 9(c)(i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date the Change in Control is determined to have occurred.
          (d) If in the event of a Change in Control no listing or registration statement is in effect pursuant to Section 10 below, the Company shall distribute to the Employee a cash equivalent amount representing the shares of Stock to be distributed to the Employee.
     10. Securities Law Requirements. The Company shall not be required to issue shares of Stock in settlement of or otherwise pursuant to this Award unless and until (a) the shares have been duly listed upon each stock exchange on which the Stock is then registered; (b) a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then effective; and (c) the issuance of the shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of this Award.
     11. Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, and it shall be interpreted and construed in accordance with this intent.
     12. Incorporation of Plan Provisions. This Award, including the Units and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein.